Exhibit 95

Information Concerning Mine Safety Violations or Other Regulatory Matters Required by Section 1503(a) of the
Dodd-Frank Wall Street Reform and Consumer Protection Act

The Company, through a wholly owned subsidiary, owned or operated a total of thirteen (13) sand, gravel, and aggregate quarries in Texas, Arkansas, and Louisiana during the year ended December 31, 2012. Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we disclose in our periodic reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 specific information about each of our quarries comprised of notices, violations, and orders made by the Federal Mine Safety and Health Administration (“MSHA”) pursuant to the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). The following table sets forth the reportable information required for our quarries that operated during the year ended December 31, 2012.

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)		Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violation Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Rye (4102547)	—	—	—	—	—	$—		—	No	No	—	—	—
Belton (4101043)	—	—	—	—	—	$—	(1)	—	No	No	—	—	—
Malloy Bridge (4102946)	—	—	—	—	—	$—		—	No	No	—	—	—
Cottonwood (4104553)	—	—	—	—	—	$650		—	No	No	—	—	—
Wills Point (4104113)	—	—	—	—	—	$127		—	No	No	—	—	—
Waco-Angerman (4103492)	—	—	—	—	—	$—		—	No	No	—	—	—
Indian Village (1600348)	—	—	—	—	—	$100		—	No	No	—	—	—
Lockesburg (0301681)	—	—	—	—	—	$100		—	No	No	—	—	—
Kopperl (4104450)	—	—	—	—	—	$300	(2)	—	No	No	—	—	—
Wills Point II (4104071)	—	—	—	—	—	$100		—	No	No	—	—	—
Asa (4104399)	—	—	—	—	—	$—		—	No	No	—	—	—
Paradise (4103253)	—	—	—	—	—	$200		—	No	No	—	—	—
Anacoco (1600543)	—	—	—	—	—	$427		—	No	No	—	—	—

(1)	One S&S citation issued. Proposed penalty amount not yet assessed.
(2)	Four non-S&S citations issued. Proposed penalty amount for one citation not yet assessed.